UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	June 13, 2019

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	NAVB	NYSE American

Item 1.01.          Entry into a Material Definitive Agreement.

On June 13, 2019, Navidea Biopharmaceuticals, Inc. (the “Company” or “Navidea”) entered into an underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Underwriter”), relating to an underwritten public offering of 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All of the Shares are being sold by the Company. The offering price to the public of the Shares is $0.75 per share, and the Underwriter has agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $0.69375 per share for 4,000,000 of the shares and $0.75 per share for the other 4,000,000 shares, which were placed with John Kim Scott, Jr., a principal stockholder in the Company, who agreed to purchase such shares at a purchase price of $0.75 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriter an option (the “Underwriter Option”), exercisable for 30 days, to purchase up to an additional 1,200,000 shares of Common Stock at aprice per share of $0.69375. After underwriting discounts and commissions, but before offering expenses payable by it, the Company expects to receive net proceeds from the offering of $5,775,000 (or $6,607,500 if the Underwriter exercises in full its option to purchase additional shares of Common Stock).

Pursuant to the Underwriting Agreement, the Company, in connection with the offering, agreed to issue to the Underwriter warrants to purchase up to 690,000 shares of Common Stock, if the Underwriter exercises the Underwriter Option, representing 7.5% of the aggregate number of shares of Common Stock sold in the offering (the “Underwriter Warrants” and together with the shares issuable upon exercise of the Underwriter Warrants, the “Underwriter Securities”). The Underwriter Warrants will be exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending five years from the date of the execution of the Underwriting Agreement, at a price per share equal to $0.9375 (125% of the offering price to the public per Share). The Company has also agreed to pay the Underwriter (a) a management fee equal to 1.0% of the gross proceeds raised in the offering, (b) $50,000 for non-accountable expenses, (c) up to $100,000 for fees and expenses of legal counsel to the Underwriter and other out-of-pocket expenses, and (d) $10,000 for clearing expenses.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriter of the Company, its directors and certain of its executive officers, and by the Company of the Underwriter, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Act”), and affords certain rights of contribution with respect thereto.

The Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333-222092), previously filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on December 27, 2017. A prospectus supplement and the accompanying prospectus relating to the offering will be filed with the Commission. The offering is expected to close on or about June 18, 2019, subject to satisfaction of customary closing conditions.

The foregoing descriptions of the Underwriting Agreement and Underwriter Warrants are qualified in their entirety by reference to the Underwriting Agreement and the form of Underwriter Warrants, which are attached as Exhibit 1.1 and Exhibit 4.1, respectively, hereto and incorporated by reference herein.

A copy of the legal opinion and consent of Thompson Hine LLP relating to the validity of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

On June 13, 2019, the Company issued two separate press releases announcing the launch and pricing, respectively, of the offering described above. Copies of the press releases are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02.         Unregistered Sales of Equity Securities.

The information regarding the issuance of the Underwriter Securities set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Underwriter Securities will be issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Act.

Item 8.01           Other Events

On June 13, 2019, the Company issued a press release announcing that, as a result of a favorable ruling in the Court of Chancery of the State of Delaware, all of the intellectual property related to Navidea’s Manocept platform is now directly controlled by Navidea.

A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated into this Current Report on Form 8-K by reference.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated June 13, 2019, by and between Navidea Biopharmaceuticals, Inc. and H.C. Wainwright & Co., LLC.
4.1	Form of Underwriter Warrants of Navidea Biopharmaceuticals, Inc.
5.1	Opinion of Thompson Hine LLP.
23.1	Consent of Thompson Hine LLP (contained in Exhibit 5.1).
99.1	Press release, dated June 13, 2019, announcing proposed public offering of common stock.
99.2	Press release, dated June 13, 2019, announcing pricing of $6.0 million public offering.
99.3	Press release, dated June 13, 2019, announcing Navidea regaining control of intellectual property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: June 17, 2019	By:	/s/ Jed A. Latkin
Jed A. Latkin Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer